Exhibit 99.1

FIRST AMERICAN FINANCIAL CORPORATION APPOINTS

MARGARET M. McCARTHY TO BOARD OF DIRECTORS

SANTA ANA, Calif., July 27, 2015 — First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, announced today that Margaret “Meg” M. McCarthy has been appointed to the company’s board of directors.

McCarthy currently serves as executive vice president of operations and technology for Aetna. Overseeing approximately 17,000 employees, she is responsible for innovation, technology, data science, service operations, procurement and real estate. Prior to joining Aetna in 2003, she served in information technology-related roles at CIGNA Healthcare and Catholic Health Initiatives, among others. McCarthy also worked in technology consulting at Accenture and was a consulting partner at Ernst & Young.

“I am proud to welcome Meg to First American,” said Parker S. Kennedy, chairman of First American Financial Corporation. “With her extensive experience managing large groups of people, complex processes and enterprise-critical technology, Meg will bring a valuable perspective to our board.”

McCarthy has been recognized as one of Insurance & Technology magazine’s “Elite 8” and Computerworld’s Top 100 leaders. She holds a bachelor’s degree from Providence College and a master’s degree in public health, health administration, from Yale University.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $4.7 billion in 2014, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

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First American Financial Corporation Appoints Margaret M. McCarthy to Board of Directors

Media Contact:	Investor Contact:
Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Craig Barberio Investor Relations First American Financial Corporation 714-250-5214